Exhibit 99.1

e.l.f. Beauty Announces Second Quarter Fiscal 2024 Results
– Delivered 76% Net Sales Growth –

– Gained 330 Basis Points of Color Cosmetics Category Share –

– Raises Fiscal 2024 Outlook –
OAKLAND, California; November 1, 2023 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and six months ended September 30, 2023.
“We continue to deliver exceptional, consistent, category-leading sales growth,” said Tarang Amin, e.l.f. Beauty's Chairman and Chief Executive Officer. “In Q2, we grew net sales by 76% and category share by 330 basis points, marking our 19th consecutive quarter of growth in each. As we look ahead, the significant whitespace we see across color cosmetics, skin care and international gives us confidence that we are in the early innings of unlocking the full potential we see for e.l.f. Beauty.”
Three Months Ended September 30, 2023 Results
For the three months ended September 30, 2023, compared to the three months ended September 30, 2022:
•Net sales increased 76% to $215.5 million, primarily driven by strength in both retailer and e-commerce channels.
•Gross margin increased approximately 570 basis points to 71%, primarily driven by lower inventory adjustments, cost savings and mix, improved transportation costs and favorable foreign exchange impacts, partially offset by costs associated with retailer activity and space expansion.
•Selling, general and administrative (“SG&A”) expenses increased $48.0 million to $112.2 million, or 52% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) increased $41.6 million to $97.8 million, or 45% of net sales. The increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, professional fees, retail fixturing and visual merchandising costs and operations costs.
•Net income was $33.3 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $47.1 million.
•Diluted earnings per share were $0.58 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $0.82.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $60.4 million, or 28% of net sales, up 122% year over year.
Six Months Ended September 30, 2023 Results
For the six months ended September 30, 2023, compared to the six months ended September 30, 2022:
•Net sales increased 76% to $431.8 million, primarily driven by strength in both retailer and e-commerce channels.

•Gross margin increased approximately 425 basis points to 71%, primarily driven by cost savings and mix, lower inventory adjustments, favorable foreign exchange impacts and improved transportation costs, partially offset by costs associated with retailer activity and space expansion.
•SG&A increased $78.4 million to $204.1 million, or 47% of net sales. Adjusted SG&A increased $71.0 million to $182.2 million, or 42% of net sales. The increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, operations costs, retail fixturing and visual merchandising costs and professional fees.
•Net income was $86.2 million on a GAAP basis. Adjusted net income was $110.0 million.
•Diluted earnings per share were $1.50 on a GAAP basis. Adjusted diluted earnings per share were $1.92.
•Adjusted EBITDA was $134.7 million, or 31% of net sales, up 129% year over year.
Balance Sheet
As of September 30, 2023, the Company had $167.8 million in cash and cash equivalents and $57.7 million of long-term debt and finance lease obligations, as compared to $85.3 million in cash and cash equivalents and $88.3 million of long-term debt and finance lease obligations as of September 30, 2022.
Naturium Acquisition
On October 4, 2023, the Company closed on the acquisition of Naturium, a fast-growing, high performance skin care brand, for $355 million in a combination of cash and Company stock, furthering its mission to make the best of beauty accessible to every eye, lip, face and skin concern.
Updated Fiscal 2024 Outlook
The Company is providing the following updated outlook for fiscal 2024. The updated outlook for fiscal 2024 reflects an expected 55-57% year-over-year increase in net sales, as compared to an expected 37-39% increase previously.

The Company notes this outlook now includes the addition of Naturium. e.l.f. Beauty continues to expect Naturium to contribute approximately $48 million in net sales, approximately $9 million in adjusted EBITDA and approximately $0.04 in adjusted EPS on a fully diluted basis in fiscal 2024. This reflects Naturium’s contribution for approximately half of e.l.f. Beauty’s fiscal year, based on the transaction closing date of October 4, 2023.

	Updated Fiscal 2024 Outlook	Previous Fiscal 2024 Outlook
Net sales	$896-906 million	$792-802 million
Adjusted EBITDA	$197-200 million	$171-174 million
Adjusted effective tax rate	17-18%	17-18%
Adjusted net income	$144-146 million	$125-127 million
Adjusted diluted earnings per share	$2.47-2.50	$2.19-2.22
Fiscal year ending diluted shares outstanding	58 million	57 million
Webcast Details
The Company will hold a webcast to discuss the results from its second quarter fiscal 2024 today, November 1, 2023, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/news-and-events/events-and-presentations. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty
e.l.f. Beauty, Inc. builds brands designed to disrupt norms, shape culture and connect communities through positivity, inclusivity and accessibility. A digitally disruptive brand from the start, we launched in 2004 selling premium-quality makeup for $1 online. Today, we have five visionary, purpose-driven brands, all of which make the best of beauty accessible to every eye, lip, face and skin concern. Our brand portfolio includes e.l.f. Cosmetics, e.l.f. SKIN, Naturium, Well People and Keys Soulcare. With a focus on clean, cruelty free and vegan products, we are also the first beauty company with a Fair Trade™ certified manufacturing facility. e.l.f. Beauty brands are sold online and at leading beauty, mass market, and specialty retailers in the U.S. and internationally.
Learn more at https://www.elfbeauty.com/

Note Regarding non-GAAP Financial Measures

This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted SG&A, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to or substitutes for measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, impairment of equity investment and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items includes other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to stock-based compensation, other non-cash and non-recurring items, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.
Adjusted net income excludes expense or income related to stock-based compensation, other non-recurring items, impairment of equity investment, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items, which include other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
With respect to the Company’s expectations under “Updated Fiscal 2024 Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted earnings per share guidance non-GAAP measures to the corresponding net income and diluted earnings per share GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company's outlook for fiscal 2024 under “Updated Fiscal 2024 Outlook” above and those statements that we are in the early innings of unlocking the full potential we see for e.l.f. Beauty. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company's ability to successfully address any difficulties and challenges encountered in connection with its acquisition of Naturium, including the integration of Naturium's business with the Company's business; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Melinda Fried
VP, Corporate Development & Investor Relations, e.l.f. Beauty kkatten@elfbeauty.com	Head of Corporate Communications, e.l.f. Beauty mfried@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net sales	$215,507	$122,349	$431,846	$244,950
Cost of sales	63,142	42,789	126,909	82,405
Gross profit	152,365	79,560	304,937	162,545
Selling, general and administrative expenses	112,186	64,183	204,125	125,738
Operating income	40,179	15,377	100,812	36,807
Other expense, net	(1,062)	(1,262)	(663)	(2,925)
Impairment of equity investment	—	—	(1,720)	—
Interest income (expense), net	623	(786)	964	(1,449)
Income before provision for income taxes	39,740	13,329	99,393	32,433
Income tax provision	(6,469)	(1,619)	(13,145)	(6,254)
Net income	$33,271	$11,710	$86,248	$26,179
Comprehensive income	$33,271	$11,710	$86,248	$26,179

Net income per share:
Basic	$0.61	$0.22	$1.59	$0.50
Diluted	$0.58	$0.21	$1.50	$0.48
Weighted average shares outstanding:
Basic	54,425,384	52,298,905	54,183,091	52,004,661
Diluted	57,438,152	55,037,514	57,308,342	54,437,752

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	September 30, 2023	March 31, 2023	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$167,763	$120,778	$85,317
Accounts receivable, net	86,683	67,928	53,912
Inventory, net	147,228	81,323	81,288
Prepaid expenses and other current assets	33,772	33,296	26,881
Total current assets	435,446	303,325	247,398
Property and equipment, net	7,624	7,874	8,934
Intangible assets, net	73,986	78,041	82,101
Goodwill	171,620	171,620	171,620
Investments	1,155	2,875	2,875
Other assets	57,105	31,866	29,213
Total assets	$746,936	$595,601	$542,141

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,228	$5,575	$5,801
Accounts payable	63,736	31,427	19,279
Accrued expenses and other current liabilities	83,407	70,974	46,868
Total current liabilities	152,371	107,976	71,948
Long-term debt and finance lease obligations	57,735	60,881	88,284
Deferred tax liabilities	4,901	3,742	10,635
Long-term operating lease obligations	14,559	11,201	13,440
Other long-term liabilities	942	784	874
Total liabilities	230,508	184,584	185,181

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of September 30, 2023, March 31, 2023 and September 30, 2022; 54,621,561, 53,770,482 and 52,896,411 shares issued and outstanding as of September 30, 2023, March 31, 2023 and September 30, 2022, respectively	545	535	525
Additional paid-in capital	851,634	832,481	813,785
Accumulated deficit	(335,751)	(421,999)	(457,350)
Total stockholders' equity	516,428	411,017	356,960
Total liabilities and stockholders' equity	$746,936	$595,601	$542,141

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Six months ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$86,248	$26,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,311	11,075
Stock-based compensation expense	18,417	14,576
Amortization of debt issuance costs and discount on debt	149	181
Deferred income taxes	1,159	1,042
Impairment of equity investment	1,720	—
Other, net	221	(24)
Changes in operating assets and liabilities:
Accounts receivable	(18,812)	(8,301)
Inventory	(65,904)	3,210
Prepaid expenses and other assets	(27,090)	(9,555)
Accounts payable and accrued expenses	45,112	6,798
Other liabilities	(2,261)	(2,135)
Net cash provided by operating activities	51,270	43,046

Cash flows from investing activities:
Purchase of property and equipment	(1,465)	(694)
Net cash used in investing activities	(1,465)	(694)

Cash flows from financing activities:
Repayment of long-term debt	(2,500)	(2,500)
Debt issuance costs paid	(665)	—
Cash received from issuance of common stock	750	2,503
Other, net	(405)	(391)
Net cash used in financing activities	(2,820)	(388)

Net increase in cash and cash equivalents	46,985	41,964
Cash and cash equivalents - beginning of period	120,778	43,353
Cash and cash equivalents - end of period	$167,763	$85,317

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net income	$33,271	$11,710	$86,248	$26,179
Interest income (expense), net	(623)	786	(964)	1,449
Income tax provision	6,469	1,619	13,145	6,254
Depreciation and amortization	5,586	4,320	10,173	9,013
EBITDA	$44,703	$18,435	$108,602	$42,895
Stock-based compensation	11,217	8,032	18,417	14,576
Impairment of equity investment (a)	—	—	1,720	—
Other non-cash and non-recurring items (b)	4,498	786	5,979	1,465
Adjusted EBITDA	$60,418	$27,253	$134,718	$58,936

(a) Represents an impairment of equity investment recorded during the six months ended September 30, 2023.
(b) Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Selling, general and administrative expenses	$112,186	$64,183	$204,125	$125,738
Stock-based compensation	(11,190)	(8,022)	(18,413)	(14,571)
Other non-recurring items (a)	(3,189)	—	(3,541)	—
Adjusted selling, general and administrative expenses	$97,807	$56,161	$182,171	$111,167

(a) Represents other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Net income	$33,271	$11,710	$86,248	$26,179
Stock-based compensation	11,217	8,032	18,417	14,576
Other non-recurring items (a)	3,189	—	3,541	—
Impairment of equity investment (b)	—	—	1,720	—
Amortization of acquired intangible assets (c)	2,027	2,031	4,055	4,062
Tax Impact (d)	(2,559)	(1,718)	(3,955)	(3,635)
Adjusted net income	$47,145	$20,055	$110,026	$41,182

Weighted average number of shares outstanding – diluted	57,438,152	55,037,514	57,308,342	54,437,752
Adjusted diluted earnings per share	$0.82	$0.36	$1.92	$0.76

(a) Represents other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
(b) Represents an impairment of equity investment recorded during the six months ended September 30, 2023.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(d) Represents the tax impact of the above adjustments.